                                                                    EXHIBIT 10.4

Agreement entered into on March 14, 2001.

AMONG: WS ACQUISITION LLC, a limited liability company duly constituted under the laws of New York, acting through and represented by Greg S. Feldman duly authorized for the purposes hereof as he so declares;

                                              (hereinafter referred to as "WS
                                              Acquisition")

AND: CAISSE DE DEPOT ET PLACEMENT DU QUEBEC, a legal person duly constituted under the laws of
                                              Quebec, acting through and
                                              represented by Diane Favreau and
                                              James McMullan duly authorized for
                                              the purposes hereof as they so
                                              declare;

                                              (hereinafter referred to as
                                              "Caisse")

AND: THE HOCKEY COMPANY (formerly SLM International, Inc.), a corporation incorporated under the laws of Delaware, acting through and represented by Russell David duly authorized for the purposes hereof as he so declares;

                                              (hereinafter referred to as the
                                               "Company")

         WHEREAS pursuant to a Restated and Amended Credit Agreement dated March 14, 2001, executed among others by the Company and the Caisse, the Caisse has extended credit to the Company on terms and conditions set forth therein (as amended and modified from time to time in accordance with its terms (the "Credit Agreement");

         WHEREAS pursuant to the Credit Agreement, as a portion of the inducement to the Caisse to extend the credit provided for therein and as a condition thereto, the Company has agreed to issue certain common share purchase warrants (the "Warrants") permitting the Caisse to purchase common shares in the capital stock of the Company with a par value of US $0.01 (the "Common Shares");

         WHEREAS WS Acquisition, is the beneficial owner of 3,297,814 Common Shares;

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                                                                        Page 2

         WHEREAS the Caisse wishes to have certain rights in connection with the ownership of the Warrants, which rights are not conditional upon the exercise of the Warrants, or the Common Shares issued or issuable upon exercise of any of the Warrants.

        THEREFORE, THE PARTIES MUTUALLY AGREE AS FOLLOWS:

1.      RECITALS AND SCHEDULES

        The recitals and the following schedules form an integral part of this Agreement:

        Schedule A:       Intervention Form

2.      DEFINITIONS

        2.1. As used in this Agreement, the following terms shall have the following meanings:

               "AFFILIATE" of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person;

               "AGREEMENT" means this agreement dated the date hereof, as well as any rider, amendment, modification or intervention which might be added thereto in writing; the Agreement is also sometimes designated by the expressions "hereof", "herein" and "hereunder";

               "ALIENATE" (and "ALIENATION") means to mortgage, pledge, encumber with a charge, priority, appropriation or call option, grant a security interest with respect to or otherwise give as security or alienate in any manner whatsoever, or any attempt to perform any of those operations;

               "BOARD OF DIRECTORS" means the Board of Directors of the Company;

               "BUSINESS DAY" means a day other than a Saturday, Sunday or statutory holiday in Quebec, Canada and in the event that any action to be taken hereunder falls on a day which is not a Business Day, then such action shall be taken on the next succeeding Business Day;

               "EXECUTIVE COMMITTEE" means the executive committee formed by the Board of Directors;

               "CONTROL" as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by contract or otherwise;


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                                                                        Page 3

               "DIRECTOR" means a natural person sitting on the Board of Directors;

               "DISPOSE" (and "DISPOSAL") means to sell, transfer, exchange, give, dispose of or otherwise assign in any manner whatsoever, or any attempt to perform any of those operations;

               "GOOD FAITH OFFER" means an offer addressed by a Third Party to WS Acquisition for the Disposal of all or part of its Shares when the purchase price of the Shares, if any, is payable in cash or by bank draft;

               "PARTIES" means, collectively, WS Acquisition, the Caisse and the Company;

               "PERSON" means any individual, company, corporation, partnership, limited liability company, trust, sole proprietorship, division, government or other entity howsoever designated or constituted;

               "SHARE" means any Common Share and any other equity or voting share of the capital stock of the Company, as the case may be;

               "THIRD PARTY" means any Person who is neither an Affiliate of WS Acquisition or a shareholder of the Company; and

               "WARRANT A" means that warrant representing 539,974 of the issued and outstanding Common Shares of the Company as provided for in a Warrant Agreement entered into between the Company and the Caisse on March 14, 2001.

        2.2. All capitalised terms used but not defined herein will have the meanings given to them in the Credit Agreement.

3.      GENERAL UNDERTAKING AND SCOPE OF THE AGREEMENT

        3.1. WS Acquisition undertakes to exercise the voting rights attaching to the Shares it holds as well as any other voting or consent right it may exercise, to cause its designee(s) to the Board of Directors to act or refrain from acting, and to do and cause to be done anything and take and cause to be taken any action, that may be useful or necessary to ensure that all of the obligations of WS Acquisition and/or the Company stipulated herein or arising herefrom are fully satisfied in a timely manner.

        3.2. The Parties agree, reciprocally and irrevocably to do all things necessary and conduct themselves in all respects in such manner so as to give full effect to the provisions of this Agreement.

        3.3. Any breach of any of the provisions of this Agreement, without prejudice to any other recourse or remedy provided by this Agreement, by law, at equity or otherwise, shall give rise to a recourse for injunctive relief or to

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                                                                        Page 4

               any other recourse intended to stop the breach, which the parties recognize to be an appropriate recourse and to which they expressly and irrevocably consent.

        3.4. Each of the Parties undertakes to act in such a manner as not to infringe any law or regulation applicable to such Party in the exercise of its rights and the performance of its obligations, and to exercise its rights and perform its obligations in full compliance with the rights and obligations provided for by any law or regulation applicable to such Party and, if such infringement would be the result, to refrain from acting.

        3.5. The principles set out in this Section 3 shall apply to all other provisions of this Agreement which shall be read and interpreted in accordance with this Section 3.

        3.6. For the application of the rights granted to it herein, the Caisse is deemed to hold the Shares that are issuable upon the exercise of all of the Warrants (whether or not any of the Warrants are then exercisable), except as specifically provided otherwise.

4.      PREEMPTIVE RIGHT

        4.1. Other than Shares to be issued in any public offering or as a consideration for the payment of any assets or shares of another Person acquired by the Company and Shares issued to Caisse or its Affiliates or transferees upon the exercise of the Warrants or conversion of its indebtedness, any new Shares to be issued by the Company shall first be offered by the Company to the Caisse which shall then have the prior right to acquire same, upon the terms and conditions set forth in this Section.

        4.2. Any proposed issue of Shares, including the issue price and other terms and conditions thereof, shall be disclosed in writing by the Company to the Caisse (the "Initial Notice").

        4.3. The Caisse may then exercise its right to purchase a pro rata portion of the Shares to be issued at their issue price and upon the terms and conditions of their issuance by means of a written notice to the Company (the "Acceptance Notice"), within 20 Business Days following receipt of the Initial Notice, failing which the Caisse shall be irrevocably deemed to have refused to purchase the Shares so to be issued. The Acceptance Notice shall set forth the number of shares the Caisse wishes to purchase.

        4.4. In the event of actual or deemed refusal by the Shareholders to purchase all or part of the Shares to be issued pursuant to the foregoing provisions, the Company may issue such remaining Shares to any Person within the period of 90 days following the date of their last actual or deemed refusal, at the same price and upon substantially the same terms and conditions offered to the Caisse, failing which if the Company still wishes to issue

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                                                                        Page 5

               such Shares, it shall be required to re-offer them to the Caisse in the manner set forth herein.

        4.5. In calculating Caisse's pro rata portion in section 4.3 herein the number of Shares that would be held by the Caisse upon the exercise of the warrants that may be exercisable at the date of the Initial Notice shall be compared to the total number of Shares of common stock outstanding or issuable pursuant to options, warrants, rights or securities convertible into or exchangeable or exercisable for common stock of the Company on the date of the Initial Notice.

5.      TAG ALONG RIGHT

        5.1. If at any time WS Acquisition wishes to Alienate or Dispose of (each, a "Transfer") any of its Shares in one or a series of related transactions to any Person or Persons other than any Affiliate of WS Acquisition that becomes a party to this Agreement as provided herein in Section 9 (such Person or Persons, a "Transferee"), the Caisse shall be entitled to exercise a tag along right such that the Transferee will purchase the Shares of the Caisse that it holds or that it may hold after exercising its Warrants (the "Tag Along Right").

        5.2. Any proposed Alienation or Disposal of Shares by WS Acquisition shall be disclosed in writing by WS Acquisition to the Caisse (the "Transfer Notice")

        5.3. If the Caisse wishes to exercise its Tag Along Right, it shall notify WS Acquisition by written notice (the "Tag-Along Notice") on or before the expiration of 10 Business Days following receipt of the Transfer Notice that the Caisse desires to Transfer to the proposed Transferee all or a portion of its Shares on the same price, terms and conditions set forth in the Transfer Notice. The Tag-Along Notice shall specify the number of Shares that the Caisse desires to Transfer (the "Tag-Along Amount"). The maximum number of Shares that the Caisse shall be entitled to Transfer hereunder shall be determined by multiplying the number of Shares held by the Caisse at the time of the Transfer Notice by a fraction, the numerator of which is the number of Shares proposed to be Transferred to the Transferee by WS Acquisition and the denominator of which is the number of Shares then owned by WS Acquisition. If the Caisse does not provide WS Acquisition with a Tag Along Notice within the period specified above, WS Acquisition shall be free to consummate the sale of Shares to the Transferee in the amount and at not more than the purchase price set forth in the Transfer Notice and on substantially the same other terms and conditions set forth in the Transfer Notice within the 60 day period following the Transfer Notice.

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                                                                        Page 6

        5.4. Any representation or indemnity provided by the Caisse to the Transferee in a purchase agreement relating to such Transfer will relate only to the Shares transferred by it.

        5.5. The Company shall, upon request by the Caisse, issue to the Caisse one or more stock certificates registered in the names and in the denominations (aggregating in a number equal to the original denomination) requested by the Caisse, to facilitate any partial sale of Shares pursuant to this Section 5.

        5.6. To the extent that any prospective Transferee is unwilling or otherwise refuses to purchase Shares as provided in this
               Section 5 from the Caisse (other than because the Caisse refuses to sell such Shares on the same price and other terms and conditions (except as specified in Section 5.3 or 5.4) and on the same closing date set forth in the relevant Transfer Notice), WS Acquisition shall not Transfer to such prospective Transferee any Shares, unless, simultaneously with such Transfer, WS Acquisition shall purchase such Shares from the Caisse on the same price and other terms and conditions specified in the Transfer Notice.

         5.7. If WS Acquisition Transfers any of its Shares to a Transferee in one or a series of related transactions within 185 days of the date of this Agreement, (i) WS Acquisition shall immediately notify the Company and the Caisse of the details of such transaction, and (ii) the Company shall (unless the Caisse instructs the Company expressly to the contrary) pay to the Caisse a cash fee (the "CASH FEE") equal to the product of (A) a fraction, the numerator of which is the number of Shares so Transferred by WS Acquisition, and the denominator of which is the number of Shares owned by WS Acquisition immediately prior to such Transfer, TIMES, (B) the number of Shares owned (or deemed owned upon exercise of Warrant A) by Caisse, TIMES, (C) the per Share price realized by WS Acquisition in such Transfer. The Cash Fee shall be paid by the Company to Caisse within 5 Business Days of the date of the closing of the Transfer by WS Acquisition. Upon receipt of the Cash Fee, Caisse shall deliver to the Company a portion (equal to the fraction in clause (A) of this Section 5.7) of Warrant A for cancellation by the Company and Caisse shall not be entitled to receive any other consideration than the Cash Fee in connection with such transaction. It is agreed between the parties that if by May 14, 2001 a fully financed firm offer is received by the Company which would be sufficient to repay Facility 2 and if Facility 2 is so repaid in full as a result of the above-mentioned offer no later than June 13, 2001, the Caisse shall promptly return to the Company one third [ie. 2.5%/7.5%] of the Cash Fee previously received by the Caisse from the Company. The Company represents and warrants to the Caisse that the Board of Directors has specifically approved the transactions contemplated by this Section 5.7 and such transactions are, therefore, intended to be exempt from Section 16(b) of the Securities Exchange Act of 1934 pursuant to Rule 16b-3(e).

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                                                                        Page 7

6.      BOARD OF DIRECTORS

        6.1. Upon the exercise by the Caisse of any of its Warrants or the conversion of the outstanding amount of Facility 2 into Shares of the Company, the Caisse shall be entitled to have a pro rata number of designees on the Board of Directors based on the number of Shares held by the Caisse on a fully diluted basis, with a minimum of one Director at all times.

        6.2. For as long as the Borrowings have not been repaid in full, the Caisse shall be entitled to receive notice of and have a representative attend as observer at all meetings of the Board of Directors. It is understood that such observer shall not have a right to vote but shall have the right to be heard at such meetings.

        6.3. Notwithstanding the provisions of Section 6.1 herein, commencing no later than March 16, 2001 and for so long as Facility 2 has not been repaid in full, the Caisse shall be entitled to have two designees appointed to the Board of Directors of the Company, and, from and after April 16, 2001, at least three members of the Board of Directors of the Company shall have relevant operating or industry experience (the "Industry Board Members"), it being understood that Gerald Wasserman and Phil Bakes shall be deemed to have the relevant experience. Meetings of the Board of Directors shall be held at least bi-monthly, commencing March 2001. There shall be meetings of the Executive Committee of the Company every month in which there is not a meeting of the Board of Directors and at least two of the Industry Board Members shall be appointed to the Executive Committee. It is agreed for the purposes hereof that the Caisse nominees shall be considered as Industry Board Members.

        6.4. The Caisse shall have the right to revoke the designation of any person whom they have designated to sit on the Board of Directors and to designate any other person in his place. Any vacancy created on the Board of Directors may be filled within 90 days following the creation of such vacancy by a representative designated by the Caisse who had designated such person to the Board of Directors.

        6.5. Each Director designated by the Caisse shall be promptly reimbursed by the Company for the reasonable travel and other expenses incurred to attend meetings of the Board of Directors and of Committees of the Board of Directors, together with benefits and stipends payable to Directors generally, if any.

        6.6. The Company shall purchase and maintain in force and the Company shall adopt a By-law providing that it shall purchase and maintain in force insurance in respect of the civil liability of the Directors when acting in such capacity.


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                                                                        Page 8

7.      NOTICE

        7.1. Any demand, notice or other communication (hereinafter referred to as a "Communication") to be given to a party in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by transmittal by facsimile addressed to the recipient at the address indicated opposite its name on the signature pages hereto, or at such other address as may be notified by such party to the others pursuant to this Section 7.1.

        7.2. Any Communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth Business Day following the mailing thereof and, if given by facsimile on the day of transmittal thereof if given during normal business hours of the recipient or on the next Business Day if given after normal business hours on any day. If the party giving any Communication knows or ought to know of any difficulties with the postal system or facsimile transmission system which might affect the delivery of mail or facsimile transmission, any such Communication shall be given by personal delivery or by other methods of communication not affect by the said difficulties.

8.      GOVERNING LAW; JURISDICTION; SERVICE OF PROCESS.

        8.1. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York (including NYGOL Sections5-1401 and 5-1402).

        8.2. (A) WS Acquisition and the Company each hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Federal or State court located in the Borough of Manhattan, the City of New York, in any action or proceeding arising out of or relating to this Agreement or any other related document to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. (B) Nothing in this Agreement shall affect any right that the Caisse may otherwise have to bring any action or proceeding relating to this Agreement against WS Acquisition or the Company or their respective properties in the courts of any other jurisdiction.

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                                                                        Page 9

        8.3. Each of WS Acquisition and the Company irrevocably consents to the service of any and all process in any suit, action or proceeding referred to in Section 8.2(A) by mailing of copies of such process to it at its address provided opposite its name on the signature pages hereto. All mailings under this Section shall be by certified mail, return receipt requested. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        8.4. Each of WS Acquisition and the Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 8.2(A). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding referred to in Section 8.2(A) in any such court.

9.      GENERAL

        9.1. As the context requires, words importing the singular number include the plural, words importing the masculine gender include the feminine gender and vice versa.

        9.2. This Agreement constitutes the complete and final agreement among the Parties regarding the matters set forth herein and replaces all prior contracts, agreements, commitments and understandings, verbal and written.

        9.3. No modification or amendments to this Agreement shall be valid and binding unless set forth in writing and duly executed by all Parties and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give same and, unless otherwise provided, shall be limited to the specific breach waived.

        9.4. Any decision of a court to the effect that any of the provisions of this Agreement are null or unenforceable shall in no way affect the other provisions of this Agreement or their validity or enforceability.

        9.5. The insertion of section headings is for ease of reference only and shall not affect the interpretation of this Agreement.

        9.6. All executed copies of this Agreement constitute originals of one and the same agreement.

        9.7. This Agreement may be executed by the Parties in counterparts at different times and in different places without the Parties being in each other's presence.

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                                                                        Page 10

        9.8. This Agreement will enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

        9.9. Time is of the essence in this Agreement. Each Party shall be in default by the mere lapse of time for the performance of any of its obligations hereunder without the necessity of any notice to that effect.

        9.10. WS Acquisition may not Transfer any of its Shares to an Affiliate of WS Acquisition unless said Affiliate first delivers to the Company and the Caisse a duly authorized and executed intervention in the form of Schedule A to this Agreement.

        9.11. This Agreement shall remain in effect until all Borrowings have been repaid in full in cash and the Caisse does not hold any Warrants or any Shares.

        IN WITNESS WHEREOF, the parties have signed this agreement on March 14, 2001.

c/o CDP Capital d'Amerique Inc.        CAISSE DE DEPOT ET PLACEMENT DU QUEBEC
2001 McGill College Avenue
Suite 600
Montreal, Quebec
H3A 1G1                                By: /s/ Diane Favreau
                                           -------------------------------
                                               Diane Favreau


Attention:         Diane Favreau       By: /s/ James McMullan
Telecopier No.:   (514) 847-5488           -------------------------------
Telephone No.:    (514) 847-2493               James McMullan

620 5th Avenue                         WS ACQUISITION LLC
Suite 216
New York, New York                     By: /s/ Greg S. Feldman
10020-1579, U.S.A.                         -------------------------------
                                               Greg S. Feldman

Telecopier No.:   (212) 332-7575
Telephone No.:    (212) 332-7565

139 Harvest Lane                       THE HOCKEY COMPANY
P.O. Box 1200
Williston, Vermont                     By: /s/ Russell David
05495, U.S.A.                             -------------------------------
                                             Russell David
                                             Chief Operating Officer
Attention:        President
Telecopier No.:   (802) 872-4226
Telephone No.:    (802) 872-4256